Exhibit 99.1


      Coach Reports Fourth Quarter Earnings Per Share of $0.32;
                  up 77% and Ahead of Expectations;
                      Raises Guidance for FY04;
  Announces Long-Term Employment Agreements for Three Key Executives


    NEW YORK--(BUSINESS WIRE)--July 29, 2003--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced an 80% increase in net income for its fourth fiscal quarter ended June 28, 2003. This substantial increase in net income from the prior year's fourth quarter reflected 35% growth in net sales combined with significant operating margin improvement.
    For the fiscal year ended June 28, 2003, net sales rose 32% and net income increased 67% versus the prior fiscal year before the impact of reorganization charges related to the closing of a manufacturing facility in Puerto Rico in fiscal 2002. Including these costs in the year-ago period, net income rose 71%.
    In the fourth quarter, net sales were $231.5 million, 35% higher than generated in the same period of the prior year. Net income rose 80% to $29.9 million, or $0.32 per diluted share, compared with $16.6 million, or $0.18 per share in the prior year. This was ahead of the analysts' consensus estimate of $0.30 for the quarter. For the fiscal year 2003, net sales were $953.2 million, up 32% from the $719.4 million recorded in fiscal year 2002. Net income rose to $146.6 million, up 67% from the $88.0 million earned in the prior year, excluding reorganization charges. Including the impact of these charges in the year-ago period, net income was up 71% from prior-year levels. Diluted earnings per share before the impact of the reorganization charges rose 63% to $1.58, versus $0.97 a year ago.
    The company also reported that three key executives: Lew Frankfort, Chairman and CEO, Reed Krakoff, President and Executive Creative Director, and Keith Monda, President and Chief Operating Officer entered into five-year employment agreements. Associated with these agreements was a sign-on bonus expense for Reed Krakoff that impacted both fourth quarter and fiscal year after-tax results by $0.03 per share.
    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "Naturally, I'm extremely pleased with our fiscal fourth quarter and full year results. This quarter's performance demonstrated the remarkable momentum that we have seen throughout the year, as our market share continues to expand. Similarly, fiscal 2003 was another successful year for our company, as we generated truly superior results on all metrics. Our performance reflected the increasing vitality of the Coach brand, and the relevance of the product offering across all of our business units."
    In the fourth quarter, gross margin increased by 660 basis points on a year-over-year basis from 66.6% to 73.2%, while gross margin for the year expanded from 67.2% to 71.1%, a 390 basis point increase. This improvement was driven by channel mix, product mix and sourcing cost initiatives; as well as by the consolidation of Coach Japan, Inc.
(CJI).
    SG&A expenses as a percentage of net sales improved in the fourth quarter to 51.3% from the 52.6% generated in the year-ago period. For the full year, SG&A expenses as a percentage of net sales declined to 45.5% from 48.1% a year ago. As a result, the operating margin in the quarter reached 21.9% compared with 13.9% in the year-ago fourth quarter. For the full year the company's operating margin rose to 25.6% from the 19.0% margin achieved in fiscal year 2002. Both prior-year margins are stated before the impact of reorganization costs.
    Fourth fiscal quarter and full year sales grew in each of Coach's primary channels of distribution as follows:

    -- Direct to consumer sales, which consist primarily of sales at Coach stores, rose 31% to $139.9 million during the fourth quarter from $106.5 million in the comparable period of the prior year. These results were largely generated by comparable store sales, which rose 21.6%, with retail stores up 37.1%, and factory stores up 3.6%. For the full year, direct to consumer sales rose 25% to $559.6 million from $447.1 million generated in fiscal 2002. Overall, comparable store sales for the fiscal year increased 15.2%, with retail stores up 24.6% and factory stores up 5.0%.

    -- Indirect sales increased 41% to $91.6 million in the fourth quarter from $64.9 million in the comparable period of the prior year. For the year, indirect sales rose 45% to $393.7 million, up from $272.3 million recorded for fiscal 2002. Results for both the quarter and fiscal year were primarily driven by very strong gains at CJI. The results in Japan reflected both double-digit gains in comparable location sales and the outstanding performance of new stores.

    Mr. Frankfort added, "We saw excellent fourth quarter performance across our distribution channels, continuing the growth we have enjoyed in our full priced businesses. In US retail, our well received spring and summer offerings, both in new and enduring collections, clearly drove top-line results. These introductions included mini-Signature, Soho Twill, as well as new colors in our classic Signature logo. The sporty, casual, Hamptons Weekend collection and our seasonal straw group were also popular choices for Mother's Day. Further, Coach footwear, which was available in many more of our retail stores this spring was particularly well received. All of these offerings and categories have demonstrated that they are platforms for sustainable growth in the seasons ahead."
    During the fourth quarter of fiscal 2003, the company opened six Coach retail stores and one factory store, bringing the total to 156 retail stores and 76 factory stores at June 28, 2003. This was a net increase of 18 Coach retail stores and two Coach factory stores from 138 and 74, respectively, in operation a year ago.
    "More broadly, the strength of our fourth quarter and fiscal 2003 performance is the result of continued market share gains, reflecting Coach's ability to continue to deliver fresh, relevant and distinctive products which are warmly embraced by our consumers. We have created a business model based on key differentiating elements that set our company apart from the competitive landscape. We're confident that our proven growth strategies, which build upon this model, will allow us to continue to deliver superior results over the planning horizon," Mr. Frankfort concluded.
    The company also reported that July results have remained strong, auguring well for first quarter performance. First fiscal quarter sales are projected to be at least $230 million, an increase of at least 19% with earnings per share projected to be at least $0.33.
    In addition, Coach raised guidance for fiscal 2004 and now estimates sales of at least $1.1 billion for the year, an increase of at least 16%. Operating margin is expected to expand by at least 100 basis points, driven by gross margin while the company anticipates an SG&A expense ratio consistent with fiscal 2003 levels. Operating income is expected to rise at least 24% while earnings per share are forecasted to rise to at least $1.92, ahead of previous projections.
    Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, July 29, 2003. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-455-0032 and asking for the Coach earnings call led by Andrea Shaw Resnick, VP of Investor Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-800-937-6972.
    A webcast replay of this call will be available for five business days on the Coach website.

    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, jewelry, sunwear, furniture and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalogue in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.

    This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.



                              COACH, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                           Quarter Ended          Twelve Months Ended
                        -------------------------  -------------------
                          June 28,     June 29,     June 28,  June 29,
                             2003         2002       2003      2002
                            --------     --------   --------  --------
                          (unaudited)  (unaudited)

                         (amounts in thousands, except per share data)


 Net sales                 $231,516     $171,380   $953,226  $719,403

 Cost of sales               61,960       57,313    275,797   236,041
                            --------     --------   --------  --------

 Gross profit               169,556      114,067    677,429   483,362

 Selling, general and
  administrative
  expenses                  118,749       90,197    433,667   346,354

 Reorganization costs             -       (1,094)         -     3,373
                            --------     --------   --------  --------

 Operating income            50,807       24,964    243,762   133,635

 Interest (income)
  expense, net                 (440)        (240)    (1,059)      299
                            --------     --------   --------  --------

 Income before
  provision for income
  taxes and minority
  interest                   51,247       25,204    244,821   133,336

 Provision for income
  taxes                      18,961        8,937     90,585    47,325
 Minority interest, net
  of tax                      2,422       (1,039)     7,608       184
                            --------     --------   --------  --------

 Net income                $ 29,864     $ 17,306   $146,628  $ 85,827
                            ========     ========   ========  ========


 Net income per share
    Basic                  $   0.33     $   0.19   $   1.63  $   0.97
                            ========     ========   ========  ========
    Diluted                $   0.32     $   0.19   $   1.58  $   0.94
                            ========     ========   ========  ========

 Shares used in
  computing net
  income per share
     Basic                   90,936       88,950     89,779    88,048
                            ========     ========   ========  ========
     Diluted                 94,274       92,426     92,921    90,952
                            ========     ========   ========  ========



 Supplemental Information

 Net income, as
  reported                 $ 29,864     $ 17,306   $146,628  $ 85,827

 Add back:
  reorganization costs
  (net of tax)                    -         (706)         -     2,176

 Net income, excluding
  reorganization costs     $ 29,864     $ 16,600   $146,628  $ 88,003

 Supplemental diluted
  net income, excluding
  reorganization
  costs, per share         $   0.32     $   0.18   $   1.58  $   0.97

 Shares used in
  computing
  supplemental diluted
  net income, excluding
  reorganization costs,
  per share                  94,274       92,426     92,921    90,952




                              COACH, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS


                                                    June 28,  June 29,
                                                       2003      2002
                                                    --------  --------


                                                (amounts in thousands)

 ASSETS

 Cash and cash equivalents                         $229,176  $ 93,962
 Trade accounts receivable, net                      35,470    30,925
 Inventories                                        143,807   136,404
 Other current assets                                40,085    26,297
                                                    --------  --------

 Total current assets                               448,538   287,588

 Property and equipment, net                        118,547    90,589
 Other noncurrent assets                             50,567    62,394
                                                    --------  --------


 Total assets                                      $617,652  $440,571
                                                    ========  ========



 LIABILITIES AND STOCKHOLDERS' EQUITY

 Accounts payable                                  $ 26,637  $ 25,819
 Accrued liabilities                                108,273    99,365
 U.S. revolving credit facility                           -         -
 Subsidiary revolving credit facility                26,471    34,169
 Current portion of long-term debt                       80        75
                                                    --------  --------

 Total current liabilities                          161,461   159,428

 Long-term debt                                       3,535     3,615
 Other liabilities                                    3,572     2,625

 Minority interest                                   22,155    14,547

 Stockholders' equity                               426,929   260,356
                                                    --------  --------


 Total liabilities and stockholders' equity        $617,652  $440,571
                                                    ========  ========



    CONTACT: Coach
             Analysts:
             Investor Relations: Andrea Shaw Resnick 212/629-2618
             Burson-Marsteller
             Media:
             Jennifer Stalzer, cell 646/824-9508 or 212/614-4619